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                                  EXHIBIT 21.1

                          SUBSIDIARIES OF MOSAIX, INC.

  SUBSIDIARY NAME                   OWNERSHIP PERCENTAGE                      JURISDICTION
Caleo Software, Inc.*                       100%                                Georgia
Mosaix FSC, Inc.                            100%                                  Guam
ViewStar Corporation*                       100%                               California
Mosaix Limited                              100%                             United Kingdom

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*        The assets and operations of each of these subsidiaries were assumed by
         Mosaix, Inc., and each subsidiary was dissolved, effective January 1, 1999.